Exhibit 16

[Letterhead of KPMG LLP]



One Mellon Bank Center                                 Telephone  412-391-9710
Pittsburgh, PA 15219                                         Fax  412-391-8963





May 30, 2000



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for ESB Financial Corporation (the Corporation) and, under the date of January 20, 2000, we reported on the consolidated financial statements of ESB Financial Corporation and subsidiaries as of and for the years ended December 31, 1999 and 1998. On May 16, 2000, our appointment as principal accountants was terminated. We have read ESB Financial Corporation's statements included under Item 4 of its Form 8-K dated May 23, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with ESB Financial Corporation's statement that the board of directors have selected Ernst & Young LLP as the Corporation's auditors, nor that the Corporation did not consult Ernst & Young LLP regarding the application of accounting principles, either contemplated or proposed, nor the type of audit opinion that might be rendered on the Corporation's financial statements nor any other matters that would be required to be reported in the Form 8-K. Additionally, we are not aware of the existence of a condition required to be reported under Item 304(a)(1)(v) of Regulation S-K. Therefore, we take no position with respect to the Corporation's statements contained in the fourth paragraph of Item 4.

Very truly yours,

                                /s/ KPMG LLP